Exhibit 14

Code of Conduct

Our Statement of Business Philosophy

ERIE’s strong corporate culture is a cornerstone of our success. We believe in and nurture the ERIE family spirit, treating Employees, Agents, Policyholders, applicants and claimants as we ourselves would want to be treated. Our founder, H. O. Hirt, described our mission this way:

To provide our Policyholders with as near perfect protection, as near perfect service as is humanly possible, and to do so at the lowest possible cost.

ERIE’s service culture, which stresses the importance of providing exemplary service, has distinguished us from our competitors and is one of the keys of our success.

We are committed to upholding ethical standards in every corporate endeavor. These standards apply to all of ERIE’s activities and encompass interactions between ERIE Employees and our customers, Agents and other stakeholders. The purpose of this Code of Conduct is to formalize ERIE’s commitment to ethical behavior and to provide basic guidance for situations in which ethical issues may arise. All directors, executive officers and Employees are expected to be familiar with and abide by the principles expressed in our Code of Conduct and to follow the procedures detailed in the manuals applicable to their respective job functions.

This Code of Conduct is a living document, which will be updated from time to time. Training will be provided to new and existing Employees as appropriate for their roles in the organization and their job functions. The Internal Audit Department will annually prepare and transmit to the Audit Committee a report on ERIE’s adherence to this Code of Conduct.

All directors, executive officers and Employees are responsible for understanding and following the Code of Conduct. ERIE’s independent Agents are specifically directed to read and understand their obligations as set forth in this Code. If an Employee becomes aware that another Employee has violated this Code of Conduct, he or she is obligated to report that violation as explained in the reporting requirements contained in Section 3 of this Code. In addition, all Employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Conduct. A violation of this Code of Conduct may result in appropriate corrective action, up to and including possible termination of employment with ERIE. Any waivers of this Code of Conduct for any director or executive officer must be approved by the Board of Directors. Once approved, the fact of a waiver and the reason supporting it must be promptly disclosed to shareholders.

This Code of Conduct articulates general principles designed to guide Employees in making ethical decisions. It cannot, and is not, intended to address every possible situation that may arise. As such, nothing in this Code of Conduct prohibits or restricts ERIE from taking disciplinary action on any matters pertaining to Employee conduct whether or not they are expressly discussed in this document. Questions regarding interpretation of any of the provisions of this Code of Conduct should be referred to ERIE’s Law Division. This Code of Conduct was formally adopted by the Board of Directors on December 9, 2003. It may be revised, changed or amended at any time by the Board of Directors of Erie Indemnity Company.

CONTENTS

Our Statement of Business Philosophy	1
Section 1. Compliance with The Code of Conduct	5
Section 2. Policies and Practices	6
A. Conflicts of Interest	6
1. Accepting or Offering Gifts and Entertainment	6
2. Dealing with Suppliers and Policyholders	6
3. Outside Affiliation or Business Interest	7
4. Interests in Other Insurance-Related Entities	7
B. Use of Company Property and Information	7
1. Company Property and Facilities	7
2. Company Proprietary and Other Confidential Information	8
3. Privacy and Security of Consumer Information	8
C. Computer, E-mail and Internet Policies	9
1. The Computer System Is Company Property	9
2. No Expectation of Privacy	9
3. Professional Use of Computer System Required; Other Policies Apply	9
4. Offensive and Inappropriate Material; Illegal Activities	10
5. Solicitations	10
6. Copyrights and Trademarks	10
D. Equal Professional Service	10
E. Employment Policies	11
1. Equal Employment Practices	11
2. Wage and Hour and Labor Laws	11
3. Safe Work Environment	11
F. Securities Laws	12
G. Antitrust Laws	12
H. Trade Practices	14
1. Claims Handling	14
2. Producer/Distribution Issues	15
3. Market Conduct Examinations	15
I. Overseas Activities	16
J. Political Involvement	16
K. Employee and Agent Improprieties—Fraud and Dishonesty	17
L. Sanctions and Trade Embargoes	18
M. Documentation of Business Practices	18
N. Document Retention	19
O. Service Marks and Copyrights	19
P. Financial Examinations	20
Q. Code of Ethical Conduct for Financial Managers	20
Section 3. Reporting Suspected Non-Compliance	22
A. General Policy	22
B. Protection Against Retaliation	23

Section 1. Compliance with the Code of Conduct

All Employees have a responsibility to understand and follow the Code of Conduct, and for financial managers, the Code of Ethical Conduct for Financial Managers, as well. In addition, all Employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Conduct. A violation of this Code of Conduct may result in corrective action up to and including termination from employment with the Company.

The Company strongly encourages dialogue among Employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations.

The Code of Conduct reflects general principles to guide Employees in making ethical decisions and cannot, and is not intended to, address every situation. As such, nothing in this Code of Conduct prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to Employee conduct, whether or not they are expressly discussed in this document. The Code of Conduct is not intended to create any expressed or implied contract with any Employee or third party. In particular, nothing in this document creates an employment contract between the Company and any of its Employees. The Code of Conduct may be revised, changed or amended at any time by the Board of Directors of the Company.

Section 2. Policies and Practices

A. Conflicts of Interest

It is ERIE’s practice to maintain relationships with individuals or entities that adhere to the highest legal, ethical and professional standards. Employees should not permit personal interests to conflict, or appear to conflict, with the performance of their duties on behalf of ERIE. A conflict of interest exists when an Employee’s personal or non-ERIE business-related activities permit that Employee, or a third party, to obtain improper gain or advantage. The following guidelines address some of the areas where potential conflicts may arise:

1. Accepting or Offering Gifts and Entertainment

Employees should not solicit or accept gifts or other benefits that might influence or appear to influence their independence of judgment or affect their decisions or actions concerning ERIE business. Likewise, Employees should not offer or give any gifts or other benefits that might influence or appear to influence other persons’ conduct in relation to any transaction involving ERIE. Gifts of cash should never be given or accepted regardless of the amount involved. Additionally, gifts, gratuities, discounts or unusual or expensive entertainment should not be offered, given or accepted beyond those usual and customary nominal courtesies associated with lawful and accepted business practices.

2. Dealing with Suppliers and Policyholders

ERIE reserves the right to determine with whom we will do business. We are committed to open dealings with our suppliers and Policyholders, and to fair competition with our competitors. Employees should not use any purchasing and/or marketing influence ERIE may possess, or seek favorable treatment from or with ERIE’s suppliers or Policyholders, to promote their own personal gain.

3. Outside Affiliation or Business Interest

No Employee may engage in a “freelance” or “moonlighting” activity or become involved with any social, political or charitable entity that materially encroaches on the time or attention that should be devoted to the Employee’s responsibilities as an ERIE Employee; adversely affects the quality of work performed; competes with the Company’s activities; implies sponsorship or support by the Company of the outside employment or organization; or adversely affects the good name of the Company. Employees who freelance or moonlight may not use Company time, facilities, resources or supplies for such work.

4. Interests in Other Insurance-Related Entities

Employees having any affiliation with, or beneficial interest in, any insurance-related entity other than ERIE should disclose this information to their division officer or regional vice president. Division officers and regional vice presidents should disclose this information to ERIE’s general counsel.

B. Use of Company Property and Information

All Employees are responsible for the proper use of the Company’s physical resources and property, as well as its proprietary and other confidential information.

1. Company Property and Facilities

Any Employee found to be engaging in or attempting theft of any property of the Company or of another Employee, including documents, equipment, intellectual property, personal property of other Employees, cash or any other item of value, will be subject to corrective action, up to and including termination of employment, as well as possible criminal proceedings. All Employees have a responsibility to report any theft or attempted theft to the Company’s management.

2. Company Proprietary and Other Confidential Information

Every Employee should be aware that in any competitive environment, proprietary information and trade secrets must be safeguarded in the same way that all other important Company assets are protected. Information concerning pricing, products and services that are being developed, internal system design and other such trade secrets must be held in the strictest confidence, and reasonable prudence and care should be exercised in dealing with such information in order to avoid inadvertent, inappropriate disclosure. Confidential and proprietary information must not be used in any way other than as required as part of an Employee’s job duties.

All hard copy reports, electronic data, software, microfilm, tape recordings, films, books, documents, records or notes acquired or created in the course of employment are the property of the Company. Originals or copies of such information may be removed from the Company’s offices only in conjunction with the Employee’s employment duties and must be returned at any time upon request. All Employees must be familiar with and abide by the Company’s Information Privacy and Security Policy.

3. Privacy and Security of Consumer Information

As an insurer, ERIE handles consumer information on a daily basis. ERIE is committed to protecting the privacy and security of this information. All nonpublic personal information on ERIE’s customers and other consumers whose information ERIE possesses in conjunction with its operations as an insurer may be accessed, used and/or disclosed only in conjunction with ERIE business and as permitted by ERIE’s Information Privacy and Security Policy.

C. Computer, E-mail and Internet Policies

Every Employee is responsible for using the Company’s computer system, including, without limitation, its electronic mail (e-mail) system and the Internet (collectively, the “Computer System”), properly and in accordance with Company policies. The Company’s Computer System Policy is contained in the Employee Handbook. Employees should be aware of, among other matters, the following:

1. The Computer System Is Company Property

The computers that Employees are provided or have access to for work and the e-mail system are the property of the Company and have been provided for use in conducting Company business. All communications and information transmitted by, received from, created or stored in its Computer System (whether through word processing programs, e-mail, the Internet or otherwise) are Company records and property of the Company.

2. No Expectation of Privacy

The Company has the right, but not the duty, for any reason and without the permission of any Employee, to monitor any and all of the aspects of its Computer System, including, without limitation, reviewing documents created and stored on its Computer System, deleting any matter stored in its system, monitoring sites visited by Employees on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing e-mail sent and received by users. Employees should not have an expectation of privacy in anything they create, store, send or receive on the Computer System.

3. Professional Use of Computer System Required; Other Policies Apply

Employees are reminded to be courteous to other users of the system and always to conduct themselves in a professional manner. The Company’s policies against discrimination and harassment (sexual or otherwise) apply fully to the Company’s Computer System, and any violation of those policies will subject the Employee to corrective action up to and including termination of employment.

4. Offensive and Inappropriate Material; Illegal Activities

Company policies prohibit using the Company’s Computer System to send or receive messages or files that are illegal, sexually explicit, abusive, offensive or profane.

5. Solicitations

The Company’s Computer System may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other activities not related to an Employee’s services to the Company. Employees should not open unsolicited, suspicious e-mail or forward to other Employees any “chain-letter” e-mail.

6. Copyrights and Trademarks

The Company’s Computer System may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information, or similar materials.

D. Equal Professional Service

ERIE is strongly dedicated to the principle of “Equal Professional Service,” which means that all applicants, Policyholders and claimants are provided with the same high caliber service that is our hallmark. ERIE does not discriminate on the basis of race, ethnic origin, sex, age, religion, geographic location, socioeconomic status or any other illegal basis and we expect our Agents to adhere strictly to our nondiscriminatory philosophy. ERIE recognizes its legal obligation to judge each risk on its own merits, and we rely on objective underwriting criteria designed to accurately assess the nature and extent of each risk.

ERIE is committed to making its insurance products widely available in all of the jurisdictions in which we do business. ERIE has developed underwriting guidelines consistent with this commitment. All of ERIE’s Employees, as well as the independent Agents with whom we do business, are expected to abide by these guidelines when acting on ERIE’s behalf.

E. Employment Policies

1. Equal Employment Practices

ERIE is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, ERIE expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. It is the Company’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability or any other status protected by law. ERIE’s Equal Employment Opportunity Policy and Anti-Harassment Policy are contained in the Employee Handbook.

2. Wage and Hour and Labor Laws

It is ERIE’s policy to comply with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. No Employee may interfere with or retaliate against another Employee who seeks to invoke his or her rights under the laws governing labor and employee relations.

3. Safe Work Environment

ERIE is committed to providing a safe workplace for all Employees. In addition, several laws and regulations impose responsibility on ERIE to safeguard against safety and health hazards. For that reason, and to protect the safety of themselves and others, Employees and others who are present at ERIE facilities are required to carefully follow all safety instructions and procedures adopted by the particular ERIE facility.

F. Securities Laws

Employees may not trade in (or even recommend) Company stock based on inside information. “Insider trading” is the purchase or sale of a publicly traded security while in possession of important non-public information about the issuer of the security (i.e., Erie Indemnity Company or Erie Family Life Insurance Company). Such information includes, for example, non-public information on earnings, significant gains or losses of business, or the hiring, firing or resignation of a Director or Officer of the Company. The securities laws prohibit insider trading, as well as “tipping,” which is communicating such information to anyone, such as family members, who might use it to purchase or sell securities. When in doubt, information obtained as an Employee of the Company should be presumed to be important and not public.

G. Antitrust Laws

The federal government and most state governments have enacted antitrust or “competition” laws. These laws prohibit “restraints of trade,” certain conduct involving competitors, customers or suppliers in the marketplace. Their purpose is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers, and sellers similarly benefit from competition among their purchasers. In the United States and some other jurisdictions, violations of the antitrust laws can lead to substantial civil liability—triple the actual economic damages to a plaintiff. Moreover, violations of the antitrust laws are often treated as criminal acts that can result in felony convictions of both corporations and individuals.

The antitrust laws are aimed at protecting the public from agreements between competitors that affect the price or distribution of products. They are designed to promote fair and vigorous competition in the marketplace.

Activities that could raise antitrust concerns include:

•	Service on state-mandated or approved committees or boards.

•	Trade association activities.

•	Legislative planning sessions.

•	Participation in pools or plans.

•	Participation on other boards as a director.

•	Participation in industry meetings.

•	Other formal and informal communications between companies.

Employees attending such functions must be aware of antitrust concerns that may arise at such events, either in the official program or in informal gatherings outside of the event. An antitrust violation can occur just as easily outside of a formal meeting as within the meeting. Employees are encouraged to voice antitrust concerns immediately when they arise during any such events.

Employees are advised to avoid any discussion with competitors relating to prices, market allocation, product restrictions, reciprocity, tie-in sales, monopolization (or the attempt at monopolization), exclusive dealing arrangements, and any coercion, intimidation or other conduct that could be construed as a boycott. Communications with competitors should avoid any discussion relating to ERIE’s strategic planning issues.

H. Trade Practices

1. Claims Handling

ERIE strives to settle claims fairly, promptly and equitably. Our claims handling procedures are designed to comply with contractual provisions and applicable statutory, regulatory and common law requirements. When dealing with Policyholders and third party claimants, we strive to act in the utmost good faith.

Bad faith cases arise from an alleged violation of a common law, statutory or regulatory duty. They are fact specific, and require an intensive analysis of the claim file and the circumstances surrounding the handling of the claim.

The following practices have been determined by some courts to constitute bad faith claims handling or by state insurance departments to violate unfair claim settlement practices laws. Claims handlers should avoid engaging in any of the following practices:

•	Failure to adequately investigate and evaluate a claim in a timely fashion.

•	Unjustified or unreasonable delay in payment of a claim.

•	Arbitrary or unreasonable denial of a claim.

•	Deceptive practices, such as inducing insureds to unknowingly waive their rights or intentionally misreading or misconstruing the policy or other claim documents.

•	Nondisclosure of information, such as policy limits, types of losses covered, or the right to arbitration.

•	Failure to communicate regularly with the insured.

•	Refusal to engage in serious negotiations to settle a meritorious claim and other unreasonable and arbitrary “stonewalling” tactics.

•	Failure to provide adequate legal counsel.

•	Use of incompetent or inadequately trained or supervised claims personnel.

•	Failure to employ competent defense medical examiners.

•	Failure to manage or control litigation.

•	Failure to foresee a probable excess verdict.

2. Producer/Distribution Issues

ERIE will provide guidance to our independent agencies in matters related to the legal and ethical distribution of our products. ERIE will implement policies and procedures to ensure that its business is conducted according to the highest standards of honesty and fairness.

We are committed to fair competition as the most effective and efficient means of providing products and services to customers. To ensure fair competition, all states have laws and regulations governing trade practices and advertising. We expect all ERIE Agents to comply with such laws and regulations.

Unethical market conduct or willful and/or continued violations of contractual or statutory obligations will subject an Agent to corrective action, up to and including termination of the agency agreement and notification to state insurance departments of such actions, as required by law.

3. Market Conduct Examinations

It is ERIE’s policy to comply with all applicable state laws and regulations regarding rates, contractual provisions, underwriting, cancellations and nonrenewals, complaints, and marketing in all of the states in which we do business. ERIE openly responds to relevant inquiries from market conduct examiners, freely admits when errors have been made and acts promptly to rectify errors. We view each market conduct examination as a valuable learning experience and an excellent opportunity to improve our compliance with state laws and our service to our customers.

I. Overseas Activities

Laws and customs vary throughout the world, but all Employees should uphold the integrity of the Company in other nations as diligently as they would do so in the United States. When conducting business in other countries, Employees should be sensitive to foreign legal requirements and United States laws that apply to foreign operations, including the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining or retaining business for the Company.

J. Political Involvement

Expressions of ERIE’s position on existing or proposed legislation or regulations relevant to its business can be important to ERIE. Under the so-called Noer-Pennington Doctrine, companies are permitted to discuss individual and joint plans to influence governmental actions. Discussions about direct lobbying, campaign contributions, media campaigns, testimony before governmental bodies, grassroots activities, and coordinating lobbying efforts through and between trade associations are all permitted. Discussions must, however, relate to plans to support or oppose legislation, regulatory action or judicial proceedings through traditional lobbying efforts.

Generally, the Law Division undertakes the communication of ERIE’s position on a continuing basis. Individual participation in the political process is essential to the preservation and improvement of our society. Employees should, however, separate personal political views and activities from those of ERIE to avoid possible misunderstanding and legal difficulties. Employees are not permitted to incur expenses on ERIE’s behalf in connection with personal political activity.

A decision by an Employee to contribute personal funds for political purposes is strictly his or her own. The Company will in no way pressure Employees to make personal contributions, nor will it pay any additional compensation to any Employee who contributes funds. The Company may solicit Employees to participate in a political action committee, but participation is strictly on a voluntary basis, and the choice to do so is entirely the Employee’s.

Some Employees do business with federal, state or local government agencies. All Employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies. Such Employees must also conduct themselves in a manner that avoids any dealings which might be perceived as attempts to influence public officials in the performance of their official duties.

K. Employee and Agent Improprieties—Fraud and Dishonesty

ERIE is committed to the highest legal, ethical, and professional standards in the conduct of its business. Every Employee and Agent is expected to maintain and foster these standards and has an obligation to disclose any action which is believed to be inconsistent with them. Examples of actions that will not be tolerated are:

•	Dishonesty

•	Theft

•	Fraud

•	Conflicts of interest/collusion

•	Kickbacks

•	Other illegal or unauthorized actions

These standards apply without exception to all activities as Employees and Agents communicate with one another, fulfill contractual commitments, and authorize and account for the use of company assets. Employees may be subject to corrective action up to and including termination of employment. Also, business relationships with Agents may be severed if any of the improprieties as described in this policy occur.

L. Sanctions and Trade Embargoes

ERIE recognizes the authority of the United States government to use economic sanctions and trade embargoes to further various foreign policy and national security objectives. ERIE Employees must abide by all economic sanctions or trade embargoes that the United States has adopted, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquires regarding whether a transaction on behalf of the Company complies with applicable sanction and trade embargo programs should be referred to the Law Division. Such programs include oversight of compliance with the USA PATRIOT Act and reporting obligations under rules of the U.S. Department of Treasury, Office of Foreign Assets Control, among others, which may become effective from time to time.

M. Documentation of Business Practices

It is ERIE’s intent that any Employee with supervisory duties should establish and implement appropriate internal controls over the areas of his/her responsibility to ensure the safeguarding of the assets of ERIE and the accuracy of its financial records and reports. ERIE has adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established business practices and procedures must be followed to assure the complete and accurate recording of all transactions.

No Employee or non-Employee Director may interfere with or seek to improperly influence, directly or indirectly, the auditing of ERIE’s financial records. Violation of these provisions will subject the Employee to corrective action, up to and including termination of employment, and may also subject the violator to substantial civil and criminal liability.

If an Employee becomes aware of any improper transaction or business practice concerning the resources of ERIE, the matter should be reported immediately in accordance with the procedures outlined in Section 3. Employees may also file a confidential, anonymous complaint using the hotline described in Section 3—“Reporting Suspected Non-Compliance,” if they have information regarding questionable accounting or auditing matters.

N. Document Retention

All documents created in the course of the Company’s business will be retained for at least the minimum period required by statute or regulation. Documents will be destroyed systematically in accordance with ERIE’s document destruction policies.

When ERIE becomes aware that documents may be required in connection with a lawsuit, market conduct examination, or other official proceeding, all documents which may be relevant to the proceeding will be preserved and scheduled destruction of these documents will be immediately suspended.

O. Service Marks and Copyrights

In conjunction with the marketing of its insurance services, ERIE uses “service marks.” These are words, slogans, symbols, logos or other devices used to identify a particular source of goods or services. Examples include “The ERIE Is Above All in Service®” and the cupola logo design. ERIE’s service marks are important business tools and valuable assets which require care in their use and treatment. For example, many of ERIE’s service marks are registered with the U.S. Patent and Trademark Office. If service marks are used by the owner of the mark in ways that are not consistent with the registered mark, the owner may lose valuable rights. All Employee and Agent use of ERIE’s service marks must be in accordance with corporate guidelines. ERIE also respects the service mark rights of others. Any proposed name of a new product, logo, or service must be submitted to the Law Division for clearance prior to its adoption and use.

Employees must avoid the unauthorized use of copyrighted materials of others. All copies of ERIE work product that are authorized to be made available for public distribution, including all machine-readable works, such as computer software, must bear the prescribed form of copyright notice, showing ERIE’s ownership in the work.

ERIE is entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by Employees during the scope of their employment with the Company or using the resources of the Company.

P. Financial Examinations

ERIE’s Chief Financial Officer is responsible for matters relating to financial data and reporting, and the General Counsel is responsible for matters of corporate protocol. Together they ensure that ERIE complies with all laws and regulations in the jurisdictions in which we operate and that filings and reports, as well as corporate proceedings and related documentation, are accurate, up to date and timely filed. We cooperate fully with financial examiners in an effort to provide them with all relevant nonprivileged materials they seek.

Q. Code of Ethical Conduct for Financial Managers

In their role as financial managers of the various entities of the Erie Insurance Group, financial managers hold an important and elevated role in corporate governance. Financial managers are uniquely capable of ensuring, and empowered to ensure, that stakeholders’ interests are appropriately balanced, protected and preserved.

Each financial manager is expected to adhere to and advocate the following principles governing professional and ethical conduct.

To the best of his/her knowledge and ability:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of performing work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work is not used for personal advantage.

•	Share knowledge and maintain skills important and relevant to his/her constituents’ needs.

•	Proactively promote ethical behavior as a responsible partner among peers in his/her work environment and community.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to him/her.

Section 3. Reporting Suspected Non-Compliance

A. General Policy

As part of its commitment to ethical and legal conduct, the Company expects its Employees to bring to the attention of the appropriate parties, as noted below, information about suspected violations of this Code of Conduct by any Company Employee or Agent.

•	Employees who have information about questionable accounting or auditing matters should bring it to the attention of the Internal Auditor, or submit an anonymous complaint to MessagePro. Such matters will be referred to the Audit Committee for investigation or other action as deemed appropriate by the Audit Committee Chair. Employees are required to come forward with any such information, without regard to the identity or position of the suspected offender.

•	All other matters, including suspected violations of this Code, should be referred to the Employee’s immediate supervisor. If that person is unavailable, or if the Employee believes it would be inappropriate or does not wish to contact his/her supervisor, the Employee should contact the Executive Vice President of Human Development and Leadership or any other member of management. Any member of management who becomes aware of a possible violation of this Code should contact the Executive Vice President of Human Development and Leadership.

The Company will treat the information in a confidential manner, consistent with appropriate evaluation and investigation, and will seek to ensure that no acts of retaliation will be taken against anyone for making a report.

Failure to report wrongdoing may result in corrective action up to and including termination of employment.

B. Protection Against Retaliation

Retaliation in any form against an individual who reports a violation of this Code of Conduct, including the Code of Ethical Conduct for Financial Managers, or of any law, even if the report is mistaken, or against any Employee who assists in the investigation of a reported violation is itself a serious violation of this policy. Acts of retaliation should be reported immediately to the Executive Vice President of Human Development and Leadership. Employees found to have engaged in retaliation will be subject to corrective action up to and including termination of employment.

“ERIE” and “Company” refer to the affiliated companies of the Erie Insurance Group. These companies include Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Property & Casualty Company, Erie Family Life Insurance Company, Erie Insurance Company of New York, and Flagship City Insurance Company.